EXHIBIT 23.9

CONSENT OF EXPERT

Reference is made to the feasibility study entitled “Feasibility Study and Technical Report Update on the Brucejack Project, Stewart, BC” with an effective date of June 19, 2014 (the “Report”).

I, Steve Sousa, on behalf of Valard Construction (the “Company”), consent to the use of the Company’s name and references to the Report, and to the inclusion or incorporation by reference of information derived from the Report, in Pretium Resources Inc.’s registration statement on Form S-8 filed with the United States Securities and Exchange Commission.

Very truly yours,

/s/ Steve Sousa